Exhibit 10.27

September 1, 2019

Darren Morgans

Dear Darren

Subject: Amendment to Employment Agreement

I am writing to formalise our verbal agreement related to amendments to your Employment Agreement (“Agreement”) dated August 1, 2011. Schedule “A” of your Agreement will be amended as follows:

1.	Employment Position

Chief Financial Officer (“CFO”). Commencing September 1, 2019 to position will be based on 4 days per week. The position may revert back to full time as the need arises and at our mutual agreement.

2.	Salary

The Employee’s current gross monthly salary is $19,583.33 (CAD) on a full-time basis (“Full-time Salary”). Commencing September 1, 2019, the Employee’s gross monthly salary for 4 days per week will be pro-rated to $15,666.66 (CAD) (“Pro-rated Salary”) for as long as the Employee is working 4 days per week.

3.	Annual Incentive Plan Entitlement

The Employee is entitled to receive up to 35% of the actual annual salary paid during the relevant year under the terms of the Employer’s Annual Incentive Plan.

7. & 8. Without Cause Termination & Termination Following Change of Control

The term “Salary” is replaced with “Full-Time Salary”.

If you are in agreement with the above changes, please sign and return in the below space.

Yours truly,

MIDAS GOLD CORP.

/s/ Stephen Quin
Stephen Quin
Chief Executive Officer

I accept the above-mentioned changes.

/s/ Darren Morgans
Darren Morgans
Chief Financial Officer